Exhibit 99.1

Consent of LifeSci Consulting

Attovia Therapeutics, Inc.

1091 Industrial Road, Suite 310

San Carlos, California 94070

We, LifeSci Consulting, hereby consent to the references to our name and logos, and to the quotation of data and statements from the research report dated August 2025 entitled “Pruritus Disease Opportunity Assessment for ATTO-1310: Final Deliverable” prepared by us (the “Report”) and provided to Attovia Therapeutics, Inc. (the “Company”), in each of (i) the registration statement on Form S-1 (the “Registration Statement”) in relation to the initial public offering (the “IPO”) of the Company to be confidentially submitted and thereafter to be publicly filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, (ii) any amendments or supplements to the Registration Statement, and (iii) any written correspondence by the Company with the SEC. We also consent to references to our name and logos, and to the quotation of the data and statements from the Report that are included in the Registration Statement, in institutional and retail road shows and other materials and activities in connection with the IPO that is the subject of the Registration Statement by the Company.

We consent to the reference to our organization, under the caption “Market and Industry Data” in the Registration Statement, as acting in the capacity of an author of independent industry publications.

We also hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto.

Sincerely,

LifeSci Consulting

By:	/s/ Trey Turner
Name:	Trey Turner
Title:	Partner

Date:	12/16/2025